Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Vitamin Shoppe, Inc.

Secaucus, New Jersey

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vitamin Shoppe, Inc. and Subsidiary (the “Company”) as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three fiscal years in the period ended December 29, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 29, 2018 and December 30, 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 29, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 26, 2019

We have served as the Company’s auditor since 1997.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,668	$1,947
Inventories	189,273	218,087
Prepaid expenses and other current assets	27,921	39,473
Current assets held for sale	—	22,625

Total current assets	219,862	282,132
Property and equipment, net	123,002	141,520
Intangibles, net	11,088	11,040
Deferred taxes	31,659	37,278
Other long-term assets	2,468	2,572
Noncurrent assets held for sale	—	16,891

Total assets	$388,079	$491,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$—	$12,000
Accounts payable	39,789	46,921
Deferred sales	5,455	5,710
Accrued expenses and other current liabilities	60,553	56,935
Current liabilities held for sale	—	5,337

Total current liabilities	105,797	126,903
Convertible notes, net	55,570	126,415
Deferred rent	37,034	40,832
Other long-term liabilities	1,337	1,916
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at December 29, 2018 and December 30, 2017	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 24,234,651 shares issued and 23,974,031 shares outstanding at December 29, 2018, and 24,220,509 shares issued and 24,021,948 shares outstanding at December 30, 2017	242	242
Additional paid-in capital	85,853	88,823
Treasury stock, at cost; 260,620 shares at December 29, 2018 and 198,561 shares at December 30, 2017	(7,314)	(7,010)
Retained earnings	109,560	113,312

Total stockholders’ equity	188,341	195,367

Total liabilities and stockholders’ equity	$388,079	$491,433

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Net sales	$1,114,160	$1,146,499	$1,239,226
Cost of goods sold	759,367	783,932	819,690

Gross profit	354,793	362,567	419,536
Selling, general and administrative expenses	344,947	332,199	328,939
Goodwill, tradename and store fixed-assets impairment charges	3,017	274,876	797

Income (loss) from operations	6,829	(244,508)	89,800
Gain on extinguishment of debt	16,902	—	—
Interest expense, net	6,602	9,701	9,523

Income (loss) before provision (benefit) for income taxes	17,129	(254,209)	80,277
Provision (benefit) for income taxes	3,588	(18,882)	29,065

Net income (loss) from continuing operations	13,541	(235,327)	51,212
Net loss from discontinued operations, net of tax	(17,293)	(16,824)	(26,248)

Net income (loss)	$(3,752)	$(252,151)	$24,964

Weighted average common shares outstanding
Basic	23,496,841	23,137,977	23,875,540
Diluted	23,496,841	23,137,977	24,067,686
Net income (loss) from continuing operations per common share
Basic	$0.58	$(10.17)	$2.14
Diluted	$0.58	$(10.17)	$2.13
Net loss from discontinued operations per common share
Basic	$(0.74)	$(0.73)	$(1.10)
Diluted	$(0.74)	$(0.73)	$(1.09)
Net income (loss) per common share
Basic	$(0.16)	$(10.90)	$1.05
Diluted	$(0.16)	$(10.90)	$1.04

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Net income (loss)	$(3,752)	$(252,151)	$24,964
Other comprehensive income:
Foreign currency translation adjustments	—	—	60

Other comprehensive income	—	—	60

Comprehensive income (loss)	$(3,752)	$(252,151)	$25,024

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

Figures may not sum due to rounding

	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings
	Shares	Amounts	Shares	Amounts				Total
Balance at December 26, 2015	25,993,715	$260	(120,134)	$(5,225)	$139,827	$(60)	$340,499	$475,301
Comprehensive income	—	—	—	—	—	60	24,964	25,024
Equity compensation	—	—	—	—	6,380	—	—	6,380
Issuance of restricted shares	196,777	2	—	—	(2)	—	—	—
Issuance of shares	11,942	—	—	—	333	—	—	333
Purchases of treasury stock	—	—	(41,051)	(1,205)	—	—	—	(1,205)
Purchases of shares under Share Repurchase Programs	(2,552,556)	(26)	—	—	(65,985)	—	—	(66,011)
Cancellation of restricted shares	(103,362)	(1)	—	—	1	—	—	—
Issuance of shares under employee stock purchase plan	33,442	1	—	—	822	—	—	823
Exercises of stock options	5,282	—	—	—	90	—	—	90
Tax benefits on exercise of equity awards	—	—	—	—	(739)	—	—	(739)

Balance at December 31, 2016	23,585,240	236	(161,185)	(6,430)	80,727	—	365,463	439,996
Comprehensive loss	—	—	—	—	—	—	(252,151)	(252,151)
Equity compensation	—	—	—	—	6,122	—	—	6,122
Issuance of restricted shares	607,161	6	—	—	(6)	—	—	—
Purchases of treasury stock	—	—	(37,376)	(580)	—	—	—	(580)
Cancellation of restricted shares	(140,391)	(2)	—	—	2	—	—	—
Issuance of shares under employee stock purchase plan	68,499	1	—	—	468	—	—	469
Exercises of stock options	100,000	1	—	—	1,510	—	—	1,511

Balance at December 30, 2017	24,220,509	242	(198,561)	(7,010)	88,823	—	113,312	195,367
Comprehensive loss	—	—	—	—	—	—	(3,752)	(3,752)
Equity compensation	—	—	—	—	2,663	—	—	2,663
Issuance of restricted shares	375,182	4	—	—	(4)	—	—	—
Purchases of treasury stock	—	—	(62,059)	(304)	—	—	—	(304)
Cancellation of restricted shares	(431,728)	(4)	—	—	4	—	—	—
Issuance of shares under employee stock purchase plan	70,688	1	—	—	289	—	—	290
Repurchases of Convertible Notes	—	—	—	—	(5,922)	—	—	(5,922)

Balance at December 29, 2018	24,234,651	$242	(260,620)	$(7,314)	$85,853	$—	$109,560	$188,341

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Cash flows from operating activities:
Net income (loss)	$(3,752)	$(252,151)	$24,964
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of fixed and intangible assets	42,114	39,204	38,780
Impairment charges on goodwill	—	210,633	32,636
Impairment charges on intangible assets	8,174	59,405	6,594
Impairment charges on fixed assets	11,057	6,658	797
Loss on sale of FDC Vitamins, LLC	203	—	—
Amortization of deferred financing fees	604	898	957
Gain on extinguishment of debt	(16,902)	—	—
Amortization of debt discount on convertible notes	3,170	4,781	4,690
Deferred income taxes	5,619	(19,834)	(13,683)
Deferred rent	(3,881)	(2,431)	(3,226)
Equity compensation expense	2,663	6,122	6,292
Issuance of shares for services rendered	—	—	333
Tax benefits on exercises of equity awards	792	1,017	739
Changes in operating assets and liabilities:
Accounts receivable	(1,458)	1,102	70
Inventories	33,052	10,573	(13,078)
Prepaid expenses and other current assets	11,691	(5,916)	(8,521)
Other long-term assets	(16)	(598)	116
Accounts payable	(7,104)	(12,916)	26,522
Deferred sales	(255)	501	(15,277)
Accrued expenses and other current liabilities	4,873	7,047	2,921
Other long-term liabilities	(497)	2,094	747

Net cash provided by operating activities	90,147	56,189	93,373

Cash flows from investing activities:
Capital expenditures	(28,138)	(55,020)	(40,068)
Net proceeds on sale of FDC Vitamins, LLC	14,847	—	—
Trademarks and other intangible assets	(372)	(428)	(291)

Net cash used in investing activities	(13,663)	(55,448)	(40,359)

Cash flows from financing activities:
Borrowings under revolving credit facility	163,000	118,000	82,000
Repayments of borrowings under revolving credit facility	(175,000)	(117,000)	(79,000)
Purchases of convertible notes	(63,891)	—	—
Bank overdraft	601	(3,265)	(1,041)
Payments of capital lease obligations	(477)	(451)	(207)
Proceeds from exercises of common stock options	—	1,511	90
Issuance of shares under employee stock purchase plan	290	469	823
Purchases of treasury stock	(304)	(580)	(1,205)
Purchases of shares under Share Repurchase Programs	—	—	(66,011)
Tax benefits on exercises of equity awards	—	—	(739)
Deferred financing fees and other	17	(346)	(14)

Net cash used in financing activities	(75,764)	(1,662)	(65,304)

Effect of exchange rate changes on cash and cash equivalents	1	35	19

Net increase (decrease) in cash and cash equivalents	721	(886)	(12,271)
Cash and cash equivalents beginning of year	1,947	2,833	15,104

Cash and cash equivalents end of year	$2,668	$1,947	$2,833

Supplemental disclosures of cash flow information:
Interest paid	$3,186	$3,953	$3,715
Income taxes (refunded) paid	$(14,915)	$6,610	$33,655
Supplemental disclosures of non-cash investing activities:
Liability for purchases of property and equipment	$1,935	$4,457	$4,630
Assets acquired under capital leases	$—	$891	$1,589
Assets acquired under tenant incentives	$—	$2,986	$—

See accompanying notes to consolidated financial statements.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

Vitamin Shoppe, Inc. (“VSI”), is incorporated in the State of Delaware, and through its wholly-owned subsidiary, Vitamin Shoppe Industries Inc. (“Subsidiary” or “Industries” together with VSI, the “Company”), is an omni-channel specialty retailer of nutritional products. Sales of both national brands and our own brands of vitamins, minerals, herbs, specialty supplements, sports nutrition and other health and wellness products (“VMS products”) are made through VSI-operated retail stores, the internet and mobile devices to customers located primarily in the United States.

The Company’s fiscal year ends on the last Saturday in December. As used herein, the term “Fiscal Year” or “Fiscal” refers to a 52-week or 53-week period, ending on the last Saturday in December. Fiscal 2016 was a 53-week fiscal year.

The consolidated financial statements for the fiscal years ended December 29, 2018, December 30, 2017 and December 31, 2016 include the accounts of VSI and Subsidiary. All intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements for Fiscal 2017 and Fiscal 2016 have been restated, where appropriate, to reflect discontinued operations. Refer to Note 3., “Discontinued Operations” for additional information. As a result of the discontinued operations, the Company currently operates through one business segment.

2. Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents include all highly liquid investments with original maturities of ninety days or less. The Company reclassifies cash overdrafts to accounts payable.

Inventories—Inventories are stated at the lower of cost or market value. Cost is determined using the weighted average method. Inventory includes costs of freight on internally transferred merchandise, and costs associated with our buying department and distribution facilities which are capitalized into inventory and then expensed as merchandise is sold. In addition, the cost of inventory is reduced by purchase discounts and other allowances received from certain of our vendors. The Company estimates losses for expiring inventory and the net realizable value of inventory based on when a product is close to expiration and not expected to be sold, when a product has reached its expiration date, or when a product is not expected to be saleable. In determining the reserves for these products, consideration is given to such factors as the amount of inventory on hand, the remaining shelf life, current and expected market conditions, historical trends and the likelihood of recovering the inventory costs based on anticipated demand. The following table details the activity and balances for the Company’s reserve for inventory for the years ended December 29, 2018, December 30, 2017 and December 31, 2016 (in thousands):

	Balance at Beginning of Fiscal Year	Amounts Charged to Cost of Goods Sold	Write-Offs Against Reserves	Balance at End of Fiscal Year
Fiscal Year Ended December 29, 2018	$3,667	$14,157	$(14,753)	$3,071
Fiscal Year Ended December 30, 2017	$5,189	$14,274	$(15,796)	$3,667
Fiscal Year Ended December 31, 2016	$4,939	$8,888	$(8,638)	$5,189

Property and Equipment, Net—Property and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for on a straight-line basis over the estimated useful lives of the related assets. Furniture, fixtures and equipment are generally depreciated over seven years. Leasehold improvements are amortized generally over the shorter of their useful lives or related lease terms. The direct internal and external costs associated with the development of the features and functionality of the Company’s website, transaction processing systems, telecommunications infrastructure and network operations, are capitalized and are amortized on a straight line basis over the estimated useful lives of generally five years. Capitalization of costs begins when the preliminary project stage is completed and management authorizes and commits to funding the computer software project and that it is probable that the project will be completed and the software will be used to perform the function intended. Depreciation of the assets commences when they are put into use. Expenditures for repairs and maintenance are expensed as incurred and expenditures for major renovations and improvements are capitalized. Upon retirement or disposition of property and equipment, the applicable cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations.

Impairment of Long-Lived Assets—The Company reviews its long-lived assets for impairment whenever events or changes in circumstances, including store closures, indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to undiscounted pre-tax future net cash flows expected to be generated by that asset. If the undiscounted future cash flows are not adequate to recover the carrying value of the asset, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Intangibles—Indefinite-lived intangibles are not amortized. Evaluations for impairment are performed at least annually, in the fourth quarter of each year, or whenever impairment indicators exist. The evaluation of indefinite-lived intangibles may first consider qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value is less than its carrying value. A quantitative evaluation is performed if the qualitative evaluation results in a more likely than not determination or if a qualitative evaluation is not performed. For the Company’s indefinite-lived tradename, we utilize the royalty relief method in our quantitative evaluations. Under the royalty relief method, a royalty rate is determined based on comparable licensing arrangements which is applied to the revenue projections for the indefinite-lived tradename and the fair value is calculated using a discounted cash flow analysis. Cash flows are discounted using an internally derived weighted average cost of capital which reflects the costs of borrowing as well as the associated risk. Impairment tests between annual tests may be undertaken if an event occurs or circumstances change that could reduce the fair value of the indefinite-lived tradename below its carrying value. The valuation of indefinite-lived intangible assets is affected by, among other things, the Company’s projections for the future and estimated results of future operations. Changes in the business plan or operating results that are different than the estimates used to develop the valuation of the assets may impact these valuations. For those intangible assets which have definite lives, the Company amortizes their cost on a straight-line basis over their estimated useful lives, the periods of which vary based on their particular contractual terms.

During Fiscal 2017, the Company performed quantitative analyses of its retail reporting unit and determined the carrying value of the retail reporting unit exceeded its fair value, resulting in an impairment of the corresponding goodwill of $210.6 million and an impairment charge on the Vitamin Shoppe tradename of $59.4 million. Refer to Note 4. Goodwill and Intangible Assets for additional information.

Rent Expenses, Deferred Rent and Landlord Construction Allowances—Rent expense and rent incentives, including landlord construction allowances, are recognized on a straight-line basis over the lease term. The Company records rent expense for stores and distribution centers as a component of cost of goods sold. The Company accounts for landlord construction allowances as lease incentives and records them as a component of deferred rent, which is recognized in cost of goods sold over the lease term.

Revenue Recognition—The Company recognizes revenue from retail customers when merchandise is sold “at point of sale” in retail stores or upon delivery to a customer. Substantially all revenue from customers represents goods transferred at a point in time. The Company considers control of retail products to have transferred upon delivery, at the retail location or the place of delivery, because the Company has a present right to payment at that time, the customer has legal title to the products, the Company has transferred physical possession of the products, and the customer has significant risks and rewards of ownership of the products. In addition, the Company classifies amounts billed to customers that represent shipping fees as sales. Amount recognized as shipping revenue during Fiscal 2018, Fiscal 2017 and Fiscal 2016, were $2.3 million, $2.1 million and $2.1 million respectively. To arrive at net sales, gross sales are reduced by deferred sales, customer discounts, actual customer returns, and a provision for estimated future customer returns, which is based on management’s review of historical information. Sales taxes collected from customers are presented on a net basis and as such are excluded from revenue. During Fiscal 2018, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). For additional information regarding our adoption of ASU 2014-09, refer to Note 8., “Revenue Recognition”.

Cost of Goods Sold—The Company includes the cost of inventory sold, costs of warehousing, distribution and store occupancy costs. Warehousing and distribution costs, which are capitalized into inventory and then expensed as merchandise is sold, include freight to transfer merchandise, costs associated with our buying department and distribution facilities. Store occupancy costs include rent, common area maintenance, real estate taxes and utilities.

Vendor Allowances—Vendor allowances include discounts, allowances and rebates received from vendors and are based on various contract terms. Vendor allowances are recognized as either purchase discounts which represent a reduction of product cost, funding which is capitalized into inventory and recognized in the statement of operations as the merchandise is sold, or direct offset which represents funding subject to immediate recognition in the statement of operations, depending on the nature of the allowance.

Frequent Buyer Program—The Company has a frequent buyer program (“Healthy Awards Program”), whereby customers earn points toward free merchandise based on the dollar volume of purchases. Points are earned each calendar quarter and must be redeemed within the subsequent calendar quarter or they expire. Sales are deferred at the time points are earned based on the value of points that are projected to be redeemed, which are based on historical redemption data. The Company records a liability in the period points are earned with a corresponding reduction of sales.

Store Pre-opening Costs—Costs associated with the opening of new retail stores and start up activities are expensed as incurred.

Advertising Costs—The costs of advertising for online marketing arrangements, magazines, direct mail and radio are expensed as incurred, or the first time the advertising takes place. Advertising expense was $24.0 million, $27.3 million and $20.7 million for Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Online Marketing Arrangements—The Company has entered into online marketing arrangements with various online companies. These agreements are established for periods of 24 months, 12 months or, in some cases, a lesser period and generally provide for compensation based on revenue sharing upon the attainment of stipulated revenue amounts, a percentage of the media expenditure managed by the online partner, or based on the number of visitors that the online company refers to the Company and are expensed as incurred. The Company had no fixed payment commitments during Fiscal 2018, Fiscal 2017 and Fiscal 2016.

Income Taxes—Deferred income tax assets and liabilities are recorded in accordance with the liability method. Deferred income taxes have been provided for temporary differences between the tax bases and financial reporting bases of the Company’s assets and liabilities using the tax rates and laws in effect for the periods in which the differences are expected to reverse.

The Tax Cut and Jobs Act of 2017 was enacted on December 22, 2017, reducing the statutory federal income tax rate from 35% to 21%, effective January 1, 2018. As required, the Company determined the effects of tax reform and recorded a provisional amount in Fiscal 2017 and final amount in Fiscal 2018. The Company expects no further impacts resulting from the Tax Cut and Jobs Act of 2017.

The Company accounts for tax positions based on the provisions of the accounting literature related to accounting for uncertainty in income tax positions. Such literature provides guidance for the recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For tax positions that are not more likely than not sustainable upon audit, the Company recognizes the largest amount of the benefit that is more likely than not to be sustained. The Company makes estimates of the potential liability based on our assessment of all potential tax exposures. In addition, the Company uses factors such as applicable tax laws and regulations, current information and past experience with similar issues to make these assessments. The tax positions are analyzed regularly and adjustments are made as events occur that warrant adjustments for those positions. These tax positions were not significant for Fiscal 2018, 2017 and 2016. The Company records interest expense and penalties payable to relevant tax authorities as income tax expense.

Concentrations of Credit Risk—Financial instruments, which potentially subject the Company to concentrations of credit risk, include debit and credit card processors of retail transactions. Accounts receivable from debit and credit card processors, included in prepaid expenses and other current assets on the consolidated balance sheets, totaled $8.1 million at December 29, 2018 and $10.7 million at December 30, 2017.

The Company had two suppliers from whom we purchased at least 5% of our merchandise during Fiscal 2018, two suppliers from whom we purchased at least 5% of our merchandise during Fiscal 2017 and one supplier from whom we purchased at least 5% of our merchandise during Fiscal 2016. We purchased approximately 15% of our total merchandise from these suppliers during Fiscal 2018, approximately 15% during Fiscal 2017 and 11% during Fiscal 2016.

The Company is subject to concentrations of credit risk associated with cash and cash equivalents, and at times holds cash balances in excess of Federal Deposit Insurance Corporation limits.

Stock-Based Compensation—Stock-based compensation cost is measured at the grant date based on the fair value of awards and is recognized as expense on a straight-line basis over the requisite service period for each separately vesting portion of the award, net of anticipated forfeitures. With the exception of restricted shares, performance share units and restricted share units, determining the fair value of stock-based awards at the grant date requires considerable judgment, including estimating expected volatility, expected term and risk-free rate. Compensation expense resulting from the granting of restricted shares, performance share units and restricted share units is based on the grant date fair value of those common shares and is recognized generally over the two to three year vesting period for restricted shares, the approximately three year vesting period for performance share units and over the quarterly to three year vesting periods for restricted share units. For accounting purposes, the expense for performance based stock options, performance based restricted shares and performance share units is calculated and recorded, based on the determination that the achievement of the pre-established performance targets are probable, over the relevant service period.

Expense related to shares purchased under the Company’s Employee Stock Purchase Plan (“ESPP”) is accounted for based on fair value recognition requirements similar to stock options. ESPP participation occurs each calendar quarter (the “Participation Period”) and the expense of which is subject to employee participation in the plan. Under the ESPP, participating employees are allowed to purchase shares at 85% of the lower of the market price of the Company’s common stock at either the first or last trading day of the Participation Period. Compensation expense related to the ESPP is based on the estimated fair value of the discount and purchase price offered on the estimated shares to be purchased under the ESPP. Expense is calculated quarterly, based on the employee contributions made over the applicable three-month Participation Period, using volatility and risk free rates applicable to that three-month period.

Net Income (Loss) Per Share—The Company’s basic net income (loss) per share excludes the dilutive effect of stock options, unvested restricted shares, unvested performance share units, unvested restricted share units and warrants. It is based upon the weighted average number of common shares outstanding during the period divided into net income (loss).

Diluted net income (loss) per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. Stock options, unvested restricted shares, unvested performance share units, warrants and unvested restricted share units are included as potential dilutive securities for the periods applicable, using the treasury stock method to the extent dilutive.

The components of the calculation of basic net income (loss) per common share and diluted net income (loss) per common share are as follows (in thousands except share and per share data):

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Numerator:
Net income (loss) from continuing operations	$13,541	$(235,327)	$51,212
Net loss from discontinued operations	(17,293)	(16,824)	(26,248)

Net income (loss)	$(3,752)	$(252,151)	$24,964

Denominator:
Basic weighted average common shares outstanding	23,496,841	23,137,977	23,875,540
Effect of dilutive securities (a):
Stock options	—	—	68,272
Restricted shares	—	—	115,287
Performance share units	—	—	7,173
Restricted share units	—	—	1,414

Diluted weighted average common shares outstanding	23,496,841	23,137,977	24,067,686
Basic net income (loss) from continuing operations per common share	$0.58	$(10.17)	$2.14
Diluted net income (loss) from continuing operations per common share	$0.58	$(10.17)	$2.13
Basic net loss from discontinued operations per common share	$(0.74)	$(0.73)	$(1.10)
Diluted net loss from discontinued operations per common share	$(0.74)	$(0.73)	$(1.09)
Basic net income (loss) per common share	(0.16)	$(10.90)	$1.05
Diluted net income (loss) per common share	(0.16)	$(10.90)	$1.04

(a)	For Fiscal 2018 and 2017, due to a loss for the period, no incremental shares are included because the effect would be anti-dilutive.

Securities for the fiscal years ended December 29, 2018, December 30, 2017 and December 31, 2016 for 560,807, 657,823 and 24,140 shares, respectively, have been excluded from the above calculation as they were anti-dilutive.

The Company has the intent and ability to settle the principal portion of its Convertible Notes in cash, and as such, has applied the treasury stock method, which has resulted in the underlying convertible shares, and related warrants, being anti-dilutive in Fiscal 2018, 2017 and 2016 as the Company’s average stock price from the date of issuance of the Convertible Notes through December 29, 2018 was less than the conversion price as well as less than the strike price of the warrant transaction. Refer to Note 7. Credit Arrangements for additional information on the Convertible Notes.

Recent Accounting Pronouncements—Except as noted below, the Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on its results of operations, financial condition, or cash flows, based on current information.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 was issued by the FASB to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The Company has elected to adopt ASU 2016-02 in accordance with Accounting Standards Update No. 2018-11, Leases (Topic 842) Targeted Improvements (“ASU 2018-11”). Under the transition method included in ASU 2018-11, the Company will initially apply ASU 2016-02 at the adoption date of December 30, 2018, which is the first day of Fiscal 2019, and will recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company’s reporting for the comparative periods presented in its financial statements will continue to be in accordance with previous GAAP (Topic 840, Leases). Under this transition method, the Company will provide the required Topic 840 disclosures for all periods that continue to be in accordance with Topic 840. The Company is in the process of finalizing its adoption of ASU 2016-02. Generally, the Company expects ASU 2016-02 will not have a material impact on its results of operations, however, the Company expects to recognize a cumulative-effect charge of approximately $4.0 million to $6.0 million to the opening balance of retained earnings in the period of adoption which represents impairment charges to the right-of-use assets. This cumulative-effect charge will result in lower rent expense related to the applicable store locations in subsequent periods. During the period of adoption, the Company expects to recognize a right-of-use assets opening balance of approximately $450.0 million to $470.0 million and a lease liabilities opening balance of approximately $490.0 million to $510.0 million. The adoption of ASU 2016-02 is expected to have no impact on the Company’s debt covenants or liquidity. In addition, the Company is making the following modifications to internal controls over financial reporting, beginning in Fiscal 2019, and changes to its accounting policies and procedures, operational processes, and documentation practices:

•	Implementing a new information technology system to capture, calculate, and account for leases.

•	Enhanced the risk assessment process to take into account risks associated with Topic 842.

•

Modified existing controls that address risks associated with accounting for lease assets and liabilities and the related income and expense. This included modifying our contract review controls to consider the new criteria for determining whether a contract is or contains a lease, specifically to clarify the definition of a lease and align with the concept of control.

•	Updating our policies and procedures related to accounting for lease assets and liabilities and related income and expense.

•	Added controls to address related required disclosures regarding leases, including our significant assumptions and judgments used in applying Topic 842.

3. Discontinued Operations

On May 7, 2018, the Company sold certain assets, including the Betancourt Nutrition® brand, and liabilities of FDC Vitamins, LLC d/b/a Nutri-Force Nutrition (“Nutri-Force”) to Arizona Nutritional Supplements, LLC (“ANS”). Proceeds from the sale, net of transaction costs, were approximately $14.8 million. The Company recognized a pre-tax loss on the sale of Nutri-Force of $0.2 million. In addition, the parties executed supply agreements in which the Company has agreed to purchase a total of $53.0 million annually of its private label products and Betancourt Nutrition® brand products from ANS for a term of five years.

The results of operations of Nutri-Force for the fiscal year ended December 29, 2018 are classified as discontinued operations in the consolidated statements of operations. The consolidated balance sheet as of December 30, 2017 and the statements of operations for the fiscal years ended December 30, 2017 and December 31, 2016 have been restated to reflect the discontinued operations.

Reconciliation of the Carrying Amounts of Major Classes of Assets and Liabilities of the Discontinued Operation to Total Assets and Liabilities of the Disposal Group Classified as Held for Sale That Are Presented Separately in the Balance Sheet

(in thousands)

As of December 30, 2017
Carrying amounts of the major classes of assets included in discontinued operations:
Accounts receivable	$6,265
Inventories	16,200
Prepaid expenses and other current assets	160

Total current assets	22,625
Property and equipment, net	8,513
Intangible assets, net	8,378

Total noncurrent assets	16,891

Total assets of the disposal group classified as held for sale	$39,516

Carrying amounts of the major classes of liabilities included in discontinued operations:
Accounts payable	$2,704
Accrued liabilities	2,633

Total current liabilities of the disposal group classified as held for sale	$5,337

Reconciliation of the Major Line Items Constituting Loss of Discontinued Operations to the After-Tax Loss of Discontinued Operations That Are Presented in the Statements of Operations

(in thousands)

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Major classes of line items constituting net loss on discontinued operations:
Net sales (1)	$11,186	$32,195	$50,017
Cost of goods sold	10,133	35,385	43,197
Fixed assets impairment charges	7,236	1,820	—

Gross profit (loss)	(6,183)	(5,010)	6,820
Selling, general and administrative expenses	5,090	13,295	11,813
Intangible assets and fixed assets impairment charges	8,978	—	39,230
Discontinued operations loss	203	—	—

Loss before benefit for income taxes	(20,454)	(18,305)	(44,223)
Benefit for income taxes	(3,161)	(1,481)	(17,975)

Net loss	$(17,293)	$(16,824)	$(26,248)

(1)	Includes $2.4 million related to a transition services agreement during the fiscal year ended December 29, 2018.

Cash Flow Disclosures for Discontinued Operations

(in thousands)

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Cash flows provided by (used in) operating activities	$(14,176)	$2,240	$3,678
Cash flows provided by (used in) investing activities	$14,752	$(1,630)	$(2,544)
Depreciation and amortization	$769	$1,126	$1,676
Capital expenditures	$94	$1,630	$2,544

4. Goodwill and Intangible Assets

The following table discloses the carrying value of all intangible assets (in thousands):

	December 29, 2018				December 30, 2017
	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Charges (1)	Net	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Charges (1)	Net
Intangible assets:
Goodwill	$210,633	$—	$210,633	$—	$210,633	$—	$210,633	$—
Tradenames - Indefinite-lived	68,405	—	59,405	9,000	68,405	—	59,405	9,000
Tradenames - Definite-lived	5,764	3,676	—	2,088	5,392	3,352	—	2,040

	$284,802	$3,676	$270,038	$11,088	$284,430	$3,352	$270,038	$11,040

(1)

During the second quarter of Fiscal 2017, the Company experienced a significant reduction to its market capitalization. As a result of changed market conditions and the Company’s updated initiatives for the second half of Fiscal 2017, the Company revised the outlook for Fiscal 2017 and updated its long-range plan to reflect its operations in this increasingly competitive environment. Based on these factors, the Company concluded that an impairment trigger occurred for the retail reporting unit and therefore interim impairment tests of goodwill and other intangible assets were performed. The results of the interim goodwill impairment test indicated that the carrying value of the retail reporting unit exceeded its fair value, and in accordance with the early adoption of ASU 2017-04, Intangibles—Goodwill and Other—Simplifying the Test for Goodwill Impairment, the Company recorded an impairment charge on the goodwill of its retail segment of $164.3 million, of which $130.9 million was not deductible for income tax purposes.

During the third quarter of Fiscal 2017, the Company experienced another significant reduction to its market capitalization. As a result, the Company concluded that an impairment trigger occurred for the retail reporting unit and therefore interim impairment tests of goodwill and other intangible assets were performed. The Company also had recently updated its long-range plan. The results of the interim goodwill and other intangible assets impairment tests indicated that the carrying value of the Vitamin Shoppe tradename exceeded its fair value and that the carrying value of the retail reporting unit exceeded its fair value. The Company recorded an impairment charge on the Vitamin Shoppe tradename of $59.4 million. The Company also recorded an impairment charge for the remaining goodwill of its retail segment of $46.3 million, which was not deductible for income tax purposes.

Total goodwill impairment charges during Fiscal 2017 were $210.6 million, of which $177.2 million was not deductible for income tax purposes, as reflected in the effective tax rate benefit for the fiscal year ended December 30, 2017. In addition, the tradename impairment charge of $59.4 million and the tax deductible portion of the goodwill impairment charges of $33.4 million resulted in an increase to the Company’s net deferred tax assets of $23.7 million for the fiscal year ended December 30, 2017.

Intangible amortization expense for Fiscal 2018, Fiscal 2017 and Fiscal 2016 was $0.3 million in each of these fiscal years.

The useful lives of the Company’s definite-lived intangible assets are 10 years. The expected amortization expense on definite-lived intangible assets on the Company’s consolidated balance sheet at December 29, 2018, is as follows (in thousands):

Fiscal 2019	$334
Fiscal 2020	334
Fiscal 2021	334
Fiscal 2022	331
Fiscal 2023	285
Thereafter	470

$2,088

5. Property and Equipment

Property and equipment consists of the following (in thousands):

	December 29, 2018	December 30, 2017
Leasehold improvements	$166,397	$176,025
Furniture, fixtures and equipment	174,878	197,774
Software	88,943	98,128

	430,218	471,927
Less: accumulated depreciation and amortization	(312,977)	(334,082)

Subtotal	117,241	137,845
Construction in progress	5,761	3,675

	$123,002	$141,520

Depreciation and amortization expense on property and equipment for the fiscal years ended December 29, 2018, December 30, 2017 and December 31, 2016 was approximately $41.0 million, $37.8 million and $36.8 million, respectively. The Company recognized store impairment charges of $3.0 million during Fiscal 2018 on fixed assets related to thirty of its underperforming retail locations still in use in the Company’s operations. The Company recognized store impairment charges of $4.8 million during Fiscal 2017 on fixed assets related to thirty-four of its underperforming retail locations, thirty-one of which are still in use in the Company’s operations. The Company recognized store impairment charges of $0.8 million during Fiscal 2016 on fixed assets related to five of its underperforming retail locations still in use in the Company’s operations. Impairment charges on the fixed assets of retail locations during Fiscal 2018, 2017 and 2016 represented the full net book value of the fixed assets of these retail locations.

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 29, 2018	December 30, 2017
Accrued salaries and related expenses	$24,048	$18,094
Sales tax payable and related expenses	7,092	7,088
Other accrued expenses	29,413	31,753

	$60,553	$56,935

7. Credit Arrangements

Convertible Senior Notes due 2020

On December 9, 2015, the Company issued $143.8 million of its 2.25% Convertible Senior Notes due 2020 (the “Convertible Notes”). The Convertible Notes are senior unsecured obligations of VSI. Interest on the Convertible Notes is payable on June 1 and December 1 of each year until their maturity date of December 1, 2020. The Company may not redeem the Convertible Notes prior to the maturity date.

Prior to July 1, 2020, the Convertible Notes will be convertible only under the following circumstances: (1) during any calendar quarter if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the 5 business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of Convertible Notes for such trading day was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after July 1, 2020 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The Convertible Notes are convertible at an initial conversion rate of 25.1625 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes, which is equivalent to a conversion price of approximately $39.74. The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company is required to increase, in certain circumstances, the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event including customary conversion rate adjustments in connection with a “make-whole fundamental change” as defined. Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

The Company allocated the principal amount of the Convertible Notes between its liability and equity components (see table below). The carrying amount of the liability component was determined by measuring the fair value of a similar debt instrument of similar credit quality and maturity that did not have the conversion feature. The carrying amount of the equity component, representing the embedded conversion option, was determined by deducting the fair value of the liability component from the principal amount of the Convertible Notes as a whole. The equity component was recorded to additional paid-in capital and is not remeasured as long as it continues to meet the conditions for equity classification. The excess of the principal amount of the Convertible Notes over the carrying amount of the liability component was recorded as a debt discount, and is being amortized to interest expense using an effective interest rate of 3.8% over the term of the Convertible Notes. The Company allocated the total amount of transaction costs incurred to the liability and equity components using the same proportions as the proceeds from the Convertible Notes. Transaction costs attributable to the liability component were recorded as a direct deduction from the liability component of the Convertible Notes, and are being amortized to interest expense using the effective interest method through the maturity date. Transaction costs attributable to the equity component were netted with the equity component of the Convertible Notes in additional paid-in capital.

During Fiscal 2018, the Company repurchased $83.3 million in aggregate principal amount of its Convertible Notes for an aggregate purchase price of $63.9 million, which includes accrued interest of $0.4 million. The gain on extinguishment of the repurchased Convertible Notes was $16.9 million.

The Convertible Notes consist of the following components (in thousands):

	December 29, 2018	December 30, 2017
Liability component:
Principal	$60,439	$143,750
Conversion feature	(17,115)	(24,800)
Liability portion of debt issuance costs	(2,675)	(3,802)
Amortization	14,921	11,267

Net carrying amount	$55,570	$126,415

Equity component:
Conversion feature	$18,862	$24,800
Equity portion of debt issuance costs	(793)	(793)
Deferred taxes	941	941

Net carrying amount	$19,010	$24,948

In connection with the issuance of the Convertible Notes, the Company entered into convertible note hedge transactions for which it paid an aggregate $26.4 million. In addition, the Company sold warrants for which it received aggregate proceeds of $13.0 million. The convertible note hedge transactions are expected generally to reduce potential dilution of the Company’s common stock upon any conversion of notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted notes. However, the warrant transaction could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrant transactions, which is approximately $52.99 at inception. As these transactions meet certain accounting criteria, the convertible note hedge and warrant transactions are recorded in stockholders’ equity, are not accounted for as derivatives and are not remeasured each reporting period.

The net proceeds from the Convertible Notes and related transactions of $125.7 million, net of commissions and offering costs of $4.6 million, were used to repurchase shares of the Company’s common stock under the Company’s share repurchase programs. Refer to Note 12. Share Repurchase Programs for additional information.

In connection with the repurchases of Convertible Notes, the convertible note hedge transactions and the warrant transaction noted above were reduced in ratable proportion to the face amount of Convertible Notes that were repurchased. The net proceeds received by the Company from these transactions were de minimis.

Revolving Credit Facility

As of December 29, 2018 and December 30, 2017, the Company had zero and $12.0 million of borrowings outstanding on its Revolving Credit Facility, respectively.

In May 2017, the Company executed an amendment to its Revolving Credit Facility, which provides for an extension of the maturity date to May 9, 2022, provided that the maturity date would be any day on or after September 2, 2020 only if the Company did not on any such day have enough liquidity to retire its Convertible Notes then outstanding, if any. The amendment also provides for a reduction of the interest rate under the Revolving Credit Facility, as noted below.

Subject to the terms of the Revolving Credit Facility, the Company may borrow up to $90.0 million, with a Company option to increase the facility up to a total of $150.0 million. The availability under the Revolving Credit Facility is subject to a borrowing base calculated on the value of certain inventory as well as certain accounts receivable of the Company. The obligations thereunder are secured by a security interest in substantially all of the assets of the Company. Under the Revolving Credit Facility, VSI has guaranteed the Company’s obligations, and Industries and its wholly-owned subsidiaries have each guaranteed the obligations of the other respective entities. The Revolving Credit Facility provides for affirmative and negative covenants affecting the Company. The Revolving Credit Facility restricts, among other things, the Company’s ability to incur indebtedness, create or permit liens on the Company’s assets, declare or pay dividends and make certain other restricted payments, consolidate, merge or recapitalize, sell assets, make certain investments, loans or other advances, enter into transactions with affiliates, change our line of business, and restricts the types of hedging activities the Company can enter into. The largest amount borrowed during Fiscal 2018 was $44.0 million. The unused available line of credit under the Revolving Credit Facility at December 29, 2018 was $85.9 million.

Borrowings under the Revolving Credit Facility accrue interest, at the Company’s option, at the rate per annum based on an “alternative base rate” plus 0.00%, 0.125% or 0.25% or the adjusted Eurodollar rate plus 1.00%, 1.125% or 1.25%, in each case with the highest spread applicable in the event that the average excess collateral availability under the Revolving Credit Facility is less than 33% of the borrowing base availability under the Revolving Credit Facility, the second highest spread applicable in the event that the average excess collateral availability under the Revolving Credit Facility is less than 66% and greater than or equal to 33% of the borrowing base availability under the Revolving Credit Facility and the lowest spread applicable in the event that the average excess collateral availability under the Revolving Credit Facility is greater than or equal to 66% of the borrowing base availability under the Revolving Credit Facility. The weighted average interest rate for the Revolving Credit Facility for Fiscal 2018 was 3.02%. The commitment fee on the undrawn portion of the $90.0 million Revolving Credit Facility was 0.25% as of December 29, 2018 and December 30, 2017.

Interest expense, net for Fiscal 2018, 2017 and 2016 consists of the following (in thousands):

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Amortization of debt discount on Convertible Notes	$3,170	$4,781	$4,690
Interest on Convertible Notes	2,054	3,270	3,335
Amortization of deferred financing fees	604	898	957
Interest / fees on the Revolving Credit Facility and other interest	774	752	541

Interest expense, net	$6,602	$9,701	$9,523

8. Revenue Recognition

The Company recognizes revenue from retail customers when merchandise is sold “at point of sale” in retail stores or upon delivery to a customer. Substantially all revenue from customers represents goods transferred at a point in time.

The Company applied the modified retrospective method for the transition to FASB Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606). The modified retrospective method requires application of the revenue standard only to the current year financial statements (i.e., the financial statements for the year in which the revenue standard is first implemented). Under the modified retrospective method, an entity records a cumulative-effect adjustment on the opening balance sheet to retained earnings. The opening adjustment to retained earnings is determined on the basis of the impact of the revenue standard’s application on contracts that were not completed as of the date of initial application. The Company did not record an opening adjustment to retained earnings as the impact of the application of the revenue standard was de minimis.

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers into two categories, sales fulfilled in stores and direct to consumer sales. The Company determines that disaggregating revenue into these categories achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The following table contains net sales by fulfillment category (in thousands):

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016 (a)
Net sales:
Sales fulfilled in stores	$967,258	$1,022,954	$1,109,202
Direct to consumer sales	146,902	123,545	130,024

Net sales	$1,114,160	$1,146,499	$1,239,226

(a)	Fiscal 2016 includes a 53rd week.

The following table represents net sales by major product category (in thousands):

	Fiscal Year Ended
Product Category	December 29, 2018	December 30, 2017	December 31, 2016 (a)
Vitamins, Minerals, Herbs and Homeopathy	$331,017	$328,986	$339,597
Sports Nutrition	328,826	353,578	408,288
Specialty Supplements	288,939	294,546	308,945
Other	163,043	167,251	180,271

	1,111,825	1,144,361	1,237,101
Delivery Revenue	2,335	2,138	2,125

Total Net sales	$1,114,160	$1,146,499	$1,239,226

(a)	Fiscal 2016 includes a 53rd week.

Delivery revenue represents shipping fees billed to customers which are included in net sales in the consolidated statements of operations.

Contract Balances

Receivables primarily consist of amounts due from debit and credit card processors and amounts due from third-party e-commerce marketplaces. These receivables balances are included in prepaid expenses and other current assets in the consolidated balance sheets.

For the periods presented, the Company does not have contract assets. A contract asset would exist when an entity has a contract with a customer for which revenue has been recognized but payment is contingent on a future event other than the passage of time (e.g., unbilled receivables).

Contract liabilities primarily include deferred sales related to the loyalty program, a liability for future gift card redemptions and a liability for sales in transit. These liabilities are included in accrued expenses and other current liabilities in the consolidated balance sheets.

The opening and closing balances of the Company’s receivables and contract liabilities are as follows (in thousands):

	Receivables	Contract Liabilities
Balances as of December 30, 2017	$10,937	$7,511
Increase	1,055	899

Balances as of March 31, 2018	11,992	8,410
Increase / (Decrease)	(560)	1,013

Balances as of June 30, 2018	11,432	9,423
Decrease	(515)	(2,498)

Balances as of September 29, 2018	10,917	6,925
Increase / (Decrease)	(2,706)	362

Balances as of December 29, 2018	$8,211	$7,287

Balances as of December 31, 2016	$11,012	$6,901
Increase / (Decrease)	744	(503)

Balances as of April 1, 2017	11,756	6,398
Increase / (Decrease)	(672)	983

Balances as of July 1, 2017	11,084	7,381
Increase / (Decrease)	466	(957)

Balances as of September 30, 2017	11,550	6,424
Increase / (Decrease)	(613)	1,087

Balances as of December 30, 2017	$10,937	$7,511

The amounts of revenue recognized during the three month periods ended March 31, 2018 and April 1, 2017 that were included in the opening contract liability balances were $6.5 million and $6.0 million, respectively. The amounts of revenue recognized during the three month periods ended June 30, 2018 and July 1, 2017 that were included in the opening contract liability balances were $6.4 million and $5.6 million, respectively. The amounts of revenue recognized during the three month periods ended September 29, 2018 and September 30, 2017 that were included in the opening contract liability balances were $8.4 million and $6.5 million, respectively. The amounts of revenue recognized during the three month periods ended December 29, 2018 and December 30, 2017 that was included in the opening contract liability balances was $5.8 million in both periods. This revenue consists primarily of loyalty point redemptions, the delivery of sales in transit and gift card redemptions.

Performance Obligations

For retail sales, the performance obligation is the transfer of retail merchandise to the customer at the retail store or at the time of delivery to the customer. Variable consideration for retail sales is primarily related to our loyalty program. Under the loyalty program, sales are deferred at the time points are earned based on the value of points that are projected to be redeemed, which are based on historical redemption data and current trends. The Company records a liability in the period points are earned with a corresponding reduction of sales. Under this program, loyalty points are earned each calendar quarter and must be redeemed within the subsequent calendar quarter or they expire. During Fiscal 2018, the Company tested potential changes to the loyalty program, such as extending the redemption period on loyalty points, in order to improve the effectiveness of the program. Enhancements to the loyalty program will be rolled out in Fiscal 2019.

Performance obligations are typically satisfied at the point in time when the Company transfers control of the merchandise to the customer and at such point in time the customer is able to direct the use of and obtains substantially all of the benefits from the merchandise transferred to the customer. For retail sales, payment is due at the time the customer purchases retail merchandise. For retail sales, the Company establishes a provision for estimated returns of retail products, based on historical information.

The Company considers shipping and handling costs as fulfillment costs, and does not consider such activities as a separate performance obligation. When applicable, the Company is responsible for shipment and delivery of the merchandise, even when using a third-party shipping company.

Significant Judgments and Estimates

The Company considers control of retail products to have transferred upon delivery, at the retail location or the place of delivery, because the Company has a present right to payment at that time, the customer has legal title to the products, the Company has transferred physical possession of the products, and the customer has significant risks and rewards of ownership of the products.

Under the loyalty program, the value of points projected to be redeemed is dependent on the estimated redemption rates which are based on both historical information and current trends.

For retail sales in transit, the Company defers the recognition of revenue based on an estimate of the respective anticipated timing of delivery.

Practical Expedients

The Company has elected to use the following practical expedients affecting the measurement and recognition of revenue:

Significant financing component - As substantially all of the Company’s contracts with customers have an original duration of one year or less, the Company uses the practical expedient applicable to such contacts and does not consider the time value of money.

Sales taxes - Consistent with prior periods, sales taxes collected from customers are presented on a net basis and as such are excluded from revenue.

Contract costs - Due to the short term duration of the Company’s contracts with customers, such incremental costs of obtaining or fulfilling a contract are recognized as an expense when incurred since the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Portfolio approach - For its retail contracts with customers, the Company has applied the revenue standard to a portfolio of contracts with similar characteristics since the Company reasonably expects that the effects on the financial statements of applying this guidance to the portfolio would not differ materially from applying this guidance to the individual contracts within that portfolio.

Disclosure of remaining performance obligations - Due to the short duration of its contracts with customers of one year or less, the Company has elected not to disclose the information regarding the remaining performance obligations as of the end of each reporting period or when the Company expects to recognize this revenue.

9. Income Taxes

The provision (benefit) for income taxes for Fiscal 2018, Fiscal 2017 and Fiscal 2016 consists of the following (in thousands):

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Current:
Federal	$(4,925)	$(501)	$20,923
State	(267)	(28)	3,850

Total current	(5,192)	(529)	24,773

Deferred:
Federal	2,839	(14,461)	(11,655)
State	2,780	(5,373)	(2,028)

Total deferred	5,619	(19,834)	(13,683)

Provision (benefit) for income taxes	$427	$(20,363)	$11,090

Provision (benefit) for income taxes is included in the consolidated financial statements as follows (in thousands):

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Continuing operations	$3,588	$(18,882)	$29,065
Discontinued operations	(3,161)	(1,481)	(17,975)

Provision (benefit) for income taxes	$427	$(20,363)	$11,090

A reconciliation of the statutory Federal income tax rate and effective rate for income taxes for continuing operations is as follows:

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Federal statutory rate	21.0%	35.0%	35.0%
State income taxes, net of Federal income tax benefit	9.3%	3.9%	4.5%
Federal tax credit	(8.6)%	—%	—%
Revaluation of deferred tax assets and liabilities	(6.6)%	(3.9)%	—%
Stock compensation	4.6%	(0.4)%	—%
Impairment of goodwill	—%	(27.3)%	—%
Write-off of Canada investment	—%	(0.1)%	(3.7)%
Other	1.2%	0.2%	0.4%

Effective tax rate	20.9%	7.4%	36.2%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 29, 2018 and December 30, 2017 are as follows (in thousands):

	December 29, 2018	December 30, 2017
Deferred tax assets:
Net operating loss carryforward	$12,104	$2,820
Deferred rent	6,452	7,012
Tenant allowance	3,268	3,659
General accrued liabilities	4,097	4,660
Deferred wages and compensation	2,494	1,594
Inventory	6,984	8,078
Equity compensation expense	1,979	2,582
Debt	—	583
Trade name and goodwill	3,029	10,850
Other	705	2,830

	41,112	44,668
Valuation allowance	(5,434)	(2,820)

Deferred tax assets	35,678	41,848

Deferred tax liabilities:
Debt	(1,214)	—
Accumulated depreciation	(1,104)	(3,078)
Prepaid expenses	(1,701)	(1,492)

Deferred tax liabilities	(4,019)	(4,570)

Net deferred tax asset	$31,659	$37,278

Management periodically assesses whether the Company is more likely than not to realize some or all of its deferred tax assets. As of December 29, 2018, with the exception of $5.4 million of deferred tax assets arising from a foreign and state net operating loss carryforward against which there is a valuation allowance (see above table), management determined that the Company is more likely than not to realize the deferred tax assets detailed above. Realization of deferred tax assets associated with the state net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration by tax jurisdiction.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various state jurisdictions, Puerto Rico and Canada. The Company recognizes interest related to uncertain tax positions in income tax expense. The Company is no longer subject to U.S. federal examinations by tax authorities for years before 2015 and for state examinations before 2012. However, the tax authorities still have the ability to review the relevance of net operating loss carryforwards created in closed years if such tax attributes are utilized in open years (subsequent to 2012).

The Company has domestic federal operating losses of approximately $31.8 million which will be carried forward indefinitely. The Company also has domestic (U.S. state) and foreign net operating losses of approximately $72.3 million and $7.9 million at December 29, 2018, against which a full valuation allowance is recorded. Domestic net operating losses generated will continue to expire annually through Fiscal 2034. The Company’s foreign net operating loss was generated through operations in Canada, and will expire in Fiscal 2035.

10. Stock Based Compensation

Equity Incentive Plans - In June 2018, the Company’s shareholders approved the 2018 Long-term Incentive Plan (the “2018 Plan”) to provide stock based compensation to certain directors, officers, consultants and employees of the Company. The 2018 Plan replaces the two previous plans, the 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive

Plan, as amended and restated effective April 6, 2012. Upon adoption of the 2018 Plan, 1,410,928 additional shares were authorized to grant under this plan. As of December 29, 2018, there were 2,995,168 shares available to grant under the 2018 Plan, which includes 240,900 shares currently held by the Company as treasury stock. During Fiscal 2018, the Company granted inducement awards to certain executives, which were granted outside of the 2018 Plan, but generally incorporate the terms and conditions of the 2018 Plan. These inducement awards consisted of 104,510 performance share units and 31,250 restricted share units. Restricted shares, performance share units and restricted share units are issued at a value not less than the fair market value of the common shares on the date of the grant and stock options are exercisable at no less than the fair market value of the underlying shares on the date of grant. Equity awards of restricted shares generally shall become vested between two and three years subsequent to the date on which such equity grants were awarded. Performance share units shall become vested approximately three years subsequent to the date on which such equity grants were awarded. Stock options awarded shall become vested in three equal increments on each of the anniversaries of the date on which such equity grants were awarded and generally have a maximum term of 10 years. However, regarding performance based restricted shares, performance share units and performance based stock options, vesting is dependent not only on the passage of time, but also on the attainment of certain internal performance metrics or market conditions. For accounting purposes, the expense for performance based stock options, performance based restricted shares and performance share units is calculated and recorded, based on the determination that the achievement of the pre-established performance targets or market conditions are probable, over the relevant service period. Restricted share units generally shall become vested quarterly, or up to three years, subsequent to the date on which such equity grants were awarded.

The following table summarizes restricted shares for the 2018 Plan as of December 29, 2018 and changes during Fiscal 2018:

	Number of Unvested Restricted Shares	Weighted Average Grant Date Fair Value
Unvested at December 30, 2017	724,104	$18.65
Granted	302,275	$4.74
Vested	(158,254)	$23.05
Canceled/forfeited	(431,728)	$14.32

Unvested at December 29, 2018	436,397	$11.70

The total intrinsic value of restricted shares vested during Fiscal 2018, Fiscal 2017 and Fiscal 2016 was $0.8 million, $1.5 million and $2.5 million, respectively.

The following table summarizes stock options for the 2018 Plan as of December 29, 2018 and changes during Fiscal 2018:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 30, 2017	308,888	$27.74
Granted	141,777	$4.65
Exercised	—	$—
Canceled/forfeited	(178,665)	$25.58

Outstanding at December 29, 2018	272,000	$17.13	7.31	$—

Vested or expected to vest at December 29, 2018	255,158	$17.71	7.22	—

Vested and exercisable at December 29, 2018	103,581	$31.44	4.91	$—

No options were exercised during Fiscal 2018. The total intrinsic value of options exercised during Fiscal 2017 and Fiscal 2016 was $0.7 million and $0.1 million, respectively. The cash received from options exercised during Fiscal 2017 and Fiscal 2016 was $1.5 million and $0.1 million, respectively.

No stock options were granted in Fiscal 2017. The weighted average grant date fair value of stock options was $1.76 for Fiscal 2018 and $7.96 for Fiscal 2016. During Fiscal 2018, the fair value of each option grant was estimated on the date of grant using the Monte Carlo option-pricing model, because these awards contain a market condition based on the achievement of predetermined targets related to the share price of our common stock. During Fiscal 2016, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

The weighted average grant date fair values of stock options were based on the following assumptions:

	Fiscal Year Ended
	December 29, 2018	December 31, 2016
Expected dividend yield	—%	—%
Weighted average expected volatility	42.6%	32.4%
Weighted average risk-free interest rate	2.5%	1.2%
Expected holding period	6.02 years	4.00 years

The following table summarizes performance share units for the 2018 Plan, as well as inducement awards, as of December 29, 2018 and changes during Fiscal 2018:

	Number of Unvested Performance Share Units	Weighted Average Grant Date Fair Value
Unvested at December 30, 2017	288,365	$22.43
Granted	657,586	$6.01
Vested	—	$—
Canceled/forfeited	(502,082)	$11.34

Unvested at December 29, 2018	443,869	$10.64

Performance share units granted during Fiscal 2018 shall vest on December 26, 2020 and December 25, 2021 if the performance criteria are achieved. Performance share units granted during Fiscal 2017 shall vest on December 28, 2019 if the performance criteria are achieved. Performance share units can vest at a range of 0% to 150% based on the achievement of pre-established performance targets. Performance share units granted during Fiscal 2016 vested at 11% in February 2019 upon board of directors approval based on the percentage achievement of the performance criteria.

The following table summarizes restricted share units for the 2018 Plan, as well as inducement awards, as of December 29, 2018 and changes during Fiscal 2018:

	Number of Unvested Restricted Share Units	Weighted Average Grant Date Fair Value
Unvested at December 30, 2017	39,708	$11.90
Granted	160,560	$7.45
Vested	(87,205)	$9.25
Canceled/forfeited	(23,723)	$6.85

Unvested at December 29, 2018	89,340	$7.84

The total intrinsic value of restricted share units vested during Fiscal 2018, Fiscal 2017 and Fiscal 2016 was $0.4 million, $0.1 million and $0.4 million, respectively.

Compensation expense attributable to stock-based compensation for Fiscal 2018 was $2.7 million, for Fiscal 2017 was $6.1 million and for Fiscal 2016 was $6.3 million. As of December 29, 2018, the remaining unrecognized stock based compensation expense for non-vested stock options, restricted shares, performance share units and restricted share units to be expensed in future periods is $4.2 million, and the related weighted average period over which it is expected to be recognized is 1.5 years. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimates forfeitures based on its historical forfeiture rate since the inception of granting stock based awards. The estimated value of future forfeitures for stock options, restricted shares, performance share units and restricted share units as of December 29, 2018 is approximately $0.3 million.

Treasury Stock—As part of the Company’s equity incentive plans, the Company makes required tax payments on behalf of employees as their restricted shares vest. The Company withholds the number of vested shares having a value on the date of vesting equal to the minimum statutory tax obligation. The shares withheld are recorded as treasury shares. During Fiscal 2018, the Company purchased 62,059 shares in settlement of employees’ tax obligations for a total of $0.3 million. The Company accounts for treasury stock using the cost method. 240,900 treasury shares are available to grant under the Company’s equity incentive plan.

11. Restructuring Costs

Closing of Distribution Center

In August 2017, the Company announced its intention to close the North Bergen, New Jersey distribution center, which it closed on August 31, 2018, upon lease expiration. The transition of distribution operations to the Company’s other distribution centers was substantially completed during Fiscal 2017.

Costs related to this closure, including occupancy, severance and other expenses, for the fiscal year ended December 29, 2018 were $2.7 million, of which approximately $1.6 million is included in cost of goods sold and approximately $1.1 million is included in selling, general and administrative expenses in the consolidated statements of operations. Costs related to this closure, including inventory obsolescence charges, severance and other expenses, for the fiscal year ended December 30, 2017 were $3.1 million, and substantially all of these costs are included in cost of goods sold in the consolidated statements of operations. As of December 29, 2018, the Company had no remaining liabilities related to the closing of the North Bergen, New Jersey distribution center.

12. Share Repurchase Programs

Beginning in August 2014, the Company’s board of directors approved share repurchase programs that enable the Company to purchase up to an aggregate of $370 million of its shares of common stock and/or its Convertible Notes, from time to time. As of December 29, 2018, 8,064,325 shares of common stock pursuant to these programs, and 83,311 Convertible Notes, have been repurchased for a total of $333.8 million. There is approximately $36.2 million remaining in this program. On October 31, 2018, the Company’s board of directors approved a two year extension of the remaining repurchase program. This repurchase program will expire on November 22, 2020.

The repurchase programs do not obligate the Company to acquire any specific number of securities and may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing securities, the availability of alternative investment opportunities, liquidity, restrictions under the Company’s credit agreement, applicable law and other factors deemed appropriate.

No shares of the Company were repurchased under these programs during Fiscal 2018. During Fiscal 2018, the Company repurchased $83.3 million in aggregate principal amount of its Convertible Notes for an aggregate purchase price of $63.9 million, which includes accrued interest of $0.4 million.

No shares or other securities of the Company were repurchased under these programs during Fiscal 2017. During Fiscal 2016, the Company repurchased 1,670,837 shares of its common stock in the open market. The shares were retired upon repurchase. Open market share repurchases were $47.0 million in Fiscal 2016 with an average repurchase price per share of $28.13. In Fiscal 2016, the Company also repurchased 646,666 shares of its common stock for $19.0 million, or $29.40 per share, under a 10b5-1 program which the Company entered into to purchase shares under predetermined criteria.

Additionally, the Company has entered into accelerated share repurchase (“ASR”) arrangements with financial institutions. In exchange for an up-front payment, the financial institutions initially deliver shares of the Company’s common stock. The total number of shares ultimately delivered, and therefore the average repurchase price paid per share, is determined at the end of the purchase period of each ASR based on the volume weighted-average price of the Company’s common stock during that period. The shares are retired in the periods they are delivered, and each up-front payment is accounted for as a reduction to stockholders’ equity in the Company’s Consolidated Balance Sheet in the period the payment was made. The Company reflects each ASR as a repurchase of common stock in the period delivered for purposes of calculating earnings per share and as a forward contract indexed to its own common stock. The ASRs met all of the applicable criteria for equity classification, and therefore, were not accounted for as derivative instruments.

The following table summarizes the Company’s ASR arrangements:

Beginning of ASR Period	Up-front Payment (in millions)	Initial Share Deliveries	End of ASR Period	Final Shares Delivered	Average Repurchase Price
December, 2015	$50.0	1,391,940	February, 2016	235,053	$30.73

13. Benefit Plans

The Company sponsors the Vitamin Shoppe Industries, Inc. 401(k) Plan (“401k Plan”). Employees who have completed one month of service are eligible to participate in the 401k Plan. The 401k Plan provides for participant contributions of 1% to 100% of participant compensation into deferred savings, subject to IRS limitations. The 401k Plan provides for Company contributions upon the participant meeting the eligibility requirements. Participants are 100% vested in the Company matching contribution upon receipt. The Company matching contribution is 100% of the first 3% of participant compensation contributed to the 401k Plan and 50% of the next 2% of participant compensation contributed to the 401k Plan. The Company may make discretionary contributions for each 401k Plan year.

The Company recognized expenses for the 401k Plan of $2.3 million in Fiscal 2018, $2.1 million in Fiscal 2017 and $2.0 million in Fiscal 2016.

14. Lease Commitments

The Company has non-cancelable real estate operating leases, which expire through 2036. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay costs such as real estate taxes and common area maintenance. Contingent rentals are paid based on a percentage of gross sales as defined by lease agreements. The following table provides the net rental expense for all real estate operating leases (in thousands):

	Fiscal Year Ended
	December 29, 2018	December 30, 2017	December 31, 2016
Minimum rentals	$126,219	$124,150	$122,039
Contingent rentals	83	88	88

	126,302	124,238	122,127
Less: Sublease rentals	(1,389)	(360)	(274)

Net rental expense	$124,913	$123,878	$121,853

As of December 29, 2018, the Company’s real estate lease commitments are as follows (in thousands):

Fiscal year	Total Operating Leases (1)
2019	$121,227
2020	108,993
2021	95,529
2022	80,274
2023	61,847
Thereafter	115,852

$583,722

(1)

Store operating leases included in the above table do not include contingent rent based upon sales volume. Operating leases do not include common area maintenance costs or real estate taxes that are paid to the landlord during the year, which combined represented approximately 18.5% of our minimum lease obligations for Fiscal 2018.

15. Legal Proceedings

The Company is party to various lawsuits arising from time to time in the normal course of business, some of which are covered by insurance. Although the impact of the final resolution of these matters on the Company’s financial condition, results of operations or cash flows is not known, management does not believe that the resolution of these lawsuits will have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

16. Fair Value of Financial Instruments

The fair value hierarchy requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

•

Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The Company’s financial instruments include cash, accounts receivable, accounts payable, contract liabilities and its Revolving Credit Facility. The Company believes that the recorded values of these financial instruments approximate their fair values due to their nature and respective durations.

The Company’s financial instruments also include its Convertible Notes (in thousands):

	December 29, 2018	December 30, 2017
Fair Value	$50,914	$91,612
Carrying Value (1)	55,570	126,415

(1)

Represents the net carrying amount of the liability component of the Convertible Notes. The Company repurchased a portion of its Convertible Notes during the fiscal year ended December 29, 2018. Refer to Note 7., “Credit Arrangements” for additional information.

The fair value of the Convertible Notes was determined based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including the trading price of the Company’s Convertible Notes, when available, the Company’s stock price and interest rates based on similar debt issued by parties with credit ratings similar to the Company (Level 1 or 2).

Intangible assets and fixed assets are measured at fair value on a non-recurring basis, that is, the assets are subject to fair value adjustments in certain circumstances such as when there is evidence of impairment. These measures of fair value, and related inputs, are considered Level 3 measures under the fair value hierarchy.

17. Selected Quarterly Financial Information (unaudited)

The following table summarizes the Fiscal 2018 and Fiscal 2017 quarterly results from continuing operations (in thousands, except for share data):

	Fiscal Quarter Ended
	March	June	September (1)	December (2)
Fiscal Year Ended December 29, 2018
Net sales	$295,964	$293,103	$276,636	$248,457
Gross profit	93,111	94,236	86,691	80,755
Income (loss) from operations	3,811	5,187	3,226	(5,395)
Net income (loss)	9,657	5,283	1,880	(3,279)
Net income (loss) per common share:
Basic	$0.41	$0.22	$0.08	$(0.14)
Diluted	$0.41	$0.22	$0.08	$(0.14)
Fiscal Year Ended December 30, 2017
Net sales	$305,772	$296,420	$282,407	$261,900
Gross profit	98,982	97,321	86,618	79,646
Income (loss) from operations	18,841	(152,373)	(103,805)	(7,171)
Net income (loss)	9,895	(146,416)	(83,364)	(15,442)
Net income (loss) per common share:
Basic	$0.43	$(6.30)	$(3.60)	$(0.66)
Diluted	$0.43	$(6.30)	$(3.60)	$(0.66)

(1)

Net income for the fiscal quarter ended September 29, 2018 includes $1.3 million of tax benefit associated with tax accounting method changes and their effect on the revalued deferred tax assets and liabilities under U.S. Tax Reform.

(2)

Net loss for the fiscal quarter ended December 29, 2018 includes $1.1 million of tax benefit resulting from a tax credit carryback. Net loss for the fiscal quarter ended December 30, 2017 reflects $15.3 million of tax expense resulting from the change in valuation of deferred tax assets and liabilities under U.S. Tax Reform.

The following table summarizes certain items for Fiscal 2018 and Fiscal 2017 which impacted quarterly results on a pre-tax basis (in thousands):

	Fiscal Quarter Ended
	March	June	September	December
Fiscal Year Ended December 29, 2018
Gain on extinguishment of debt (a)	$(12,502)	$(3,727)	$—	$(673)
Distribution center closing costs (b)	2,240	450	246	(187)
Store impairment charges (c)	702	131	718	1,466
Inventory obsolescence (d)	—	3,600	—	—
Management realignment (e)	—	1,848	363	622
Shareholder activism (f)	—	662	32	—
Fiscal Year Ended December 30, 2017
Goodwill impairments (g)	$—	$164,325	$46,308	$—
Store impairment charges (c)	—	3,765	287	786
Tradename impairment (h)	—	—	59,405	—
Distribution center closing costs (b)	—	—	2,257	846

(a)	Gain recognized on the repurchases of a portion of Convertible Notes.
(b)	Costs related to the closing of the North Bergen, New Jersey distribution center.
(c)	Impairment charges on the fixed assets of retail locations.
(d)	Inventory charge resulting from an evaluation to optimize the Company’s product assortment.
(e)	Costs related to management turnover, including severance charges, recruitment costs and related professional fees.
(f)	Professional fees incurred related to shareholder settlement.
(g)	Impairment charges on the goodwill of the retail operations.
(h)	Impairment charge on the Vitamin Shoppe tradename.